Exhibit 2.2
AGREEMENT FOR THE SALE OF REAL ESTATE

THIS AGREEMENT, made this _18th___ day of   September, 2012 by and between

QUEEN CUTLERY COMPANY a/k/a THE QUEEN CUTLERY COMPANY (incorrectly indentified as “Queen City Cutlery Company”), a Pennsylvania Corporation, hereinafter referred to as "SELLER",

AND

DANIELS FAMILY CUTLERY CORPORATION, a Pennsylvania Corporation, hereinafter referred to as "BUYER".

WITNESSETH:

1.   DESCRIPTION: Seller hereby agrees to sell to Buyer and Buyer hereby agrees to buy from Seller all those certain pieces or parcels of land situated in the City of Titusville, Crawford County, Pennsylvania, being more particularly described in the following three deeds: (1) Deed dated March 21, 1950 to Queen City Cutlery Company and filed in the Crawford County Recorder’s Office at Deed Book 354, Page 34; (2) Deed dated February 15, 1946 into Queen Cutlery Company and filed in the Crawford County Recorder’s Office at Deed Book 329, Page 147; and (3) Deed dated February 1, 1946 into The Queen Cutlery Company and filed in the Crawford County Recorder’s Office at Deed Book 333, Page 498.  The foregoing parcels collectively being known as 507 Chestnut Street, Titusville, PA 16354 and containing Crawford County Tax Assessment Parcel Nos. 56-E-5-4, 5, 13, and 14.

          2.           PRICE:  Buyer agrees to pay to Seller for the above-described real estate the sum of One Hundred and Eighty Five Thousand ($185,000.00) Dollars, the sum to be paid to Seller in the following manner, to-wit:
One ($1.00) Dollar paid to Seller at the signing hereof, receipt of which is hereby acknowledged by Seller, and the balance will be due in the form of certified funds the day of closing.

3.           RISK OF LOSS:  It is agreed by the parties hereto that the risk of loss or damage to the above-described property shall be upon the Seller until the date of Deed transfer.

4.           WARRANTIES AND REPRESENTATIONS OF SELLER:  Seller hereby warrants and represents to Buyer that:
(a)           Seller is the sole holder of fee simple title to the Property, and at Closing Seller shall convey to Buyer fee simple title to all such Property subject to the terms and conditions of this Agreement.
(b)          At closing no person shall be in possession or be entitled to possession of the premises other than the Seller or the Buyer.
(c)          At or prior to Closing, Seller shall have delivered to Buyer all those plans and specifications pertaining to the Property and the improvements therein that are in Seller’s possession.
(d)          This sale includes all right, title and interest of the Seller in and to any land lying on the bed of any street, road, highway, or avenue, open or proposed, located within any portion of the Property and all right, title, and interest of Seller in any accreted lands and riparian rights, if any, appurtenant to the subject premises.

5.           BUYER'S DEFAULT:  In the event of default or breach of this Agreement by Buyer herein, Seller shall have the right, at its option, to retain the above down payment as part of or all of the amount for liquidated damages for said breach.

6.           SELLER'S DEFAULT:  In the event of default by Seller, Buyer may, at Buyer's sole option, elect to:
(a)           Waive any claim for loss of bargain, in which event Seller hereby agrees to repay Buyer the earnest money and all monies paid on account and, in addition, reimburse Buyer for all direct out-of-pocket expenses incurred pursuant to this Agreement;
(b)           Bring an action for specific performance; or
(c)           Bring an action at law for damages, including loss of bargain if allowable.

7.           TRANSFER TAXES:  Buyer shall pay the one (1%) percent Pennsylvania Transfer Tax due on this sale and Seller shall pay any and all Local Real Estate Transfer Taxes due on said transfer, if any.

8.           DEED TRANSFER:  On the date set for Deed transfer and upon payment to Seller by Buyer of the balance due on the above purchase price, Seller hereby agrees to make, execute and deliver to Buyer a good and sufficient Deed containing covenants of special warranty conveying said premises, in fee simple, free and clear of all liens and encumbrances, subject to any normal and customary easements or rights-of-way, and subject to any conditions or restrictions contained in prior deeds or plan of lots, and the following reservations and restrictions: NONE

Should Buyer object to the title of Seller, Seller's obligation hereunder shall be limited to delivery, by closing date, to Buyer of a policy of Owner's Title Insurance covering the subject premises in the full amount of the purchase price and issued by a company licensed to do business in the Commonwealth of Pennsylvania.  In such an event, Buyer hereby agrees to pay the normal and customary "all inclusive" rate for such coverage at the "all inclusive" rate that then and there exists and has been approved by the Insurance Commission of Pennsylvania as of the date of closing.  Seller shall pay any portion of the actual cost of such insurance, if any, in excess of said customary "all inclusive" rate which may arise as a consequence of special underwriting requirements because of the state of Seller's title.

9.           PRORATION:  Real estate taxes, rents and insurance on the above-described property shall be prorated as of the date of possession, as levied and assessed.

10.           SELLER’S OBLIGATIONS BEFORE CLOSING:
(a)  All representations and warranties of Seller set forth in this Agreement and in written statements delivered to Buyer by Seller under this Agreement will be as true and correct on the date of Closing as if they had been made on that date.
(b)  The execution and delivery of an Affidavit Effecting Real Estate clarifying the scrivener’s error involving “Queen City Cutlery Company” and “The Queen Cutlery Company” and “Queen Cutlery Company”.

11.           CLOSING DATE:  Deed transfer and closing shall be on or before September 30, 2012.

12.       DOCUMENT AT CLOSING:
(a)	At closing, Seller shall execute and/or deliver to buyer the following:
(1)           A deed by Seller warranting Buyer’s title to the property.
(2)	A closing statement.
(3)           An Affidavit Effecting Real Estate in a form approved by the Buyer and Seller.
(b)	At closing, Buyer shall execute and/or deliver to Seller the following:
(1)           Cash required at closing.
(2)	A closing statement.

13.           POSSESSION DATE:  Possession shall be given to Buyer by Seller on or before the Closing Date.

14.           INSPECTION AND/OR SURVEY:  Seller shall permit inspection of the Property at reasonable times. Any survey required by Buyer shall be performed at Buyer’s cost.

15.           CONTINGENCIES: This sale and settlement hereunder are NOT conditional or contingent in any manner upon the sale or settlement of any other real estate nor subject to any mortgaging or financing except as hereinafter provided:
(a)           This sale is contingent upon Asset Purchase Agreement.  Queen Cutlery Company and Daniels Family Cutlery Corporation has executed an Asset Purchase Agreement of the same date set forth herein.  The closing and consummation of the rights and obligations set forth in this Real Estate Sales Agreement are contingent upon the consummation and closing of the transactions set forth in the Asset Purchase Agreement.  In addition, the purchase price set for in this Real Estate Sales Agreement is referenced and made a part the total consideration set forth in the Asset Purchase Agreement.

16.           APPURTENANCES:  This conveyance will be made together with all buildings, improvements, easements and appurtenances whatsoever thereto appertaining; and all plumbing, heating, and electrical systems; lighting fixtures (including chandeliers) and fixtures appurtenant thereto and forming a part thereof; as well as all cabinets; built-in range and dishwashers; laundry tubs; and other permanent fixtures; together with doors, storm doors; windows, awnings, screens, shades, Venetian blinds, drapery rods, drapery rod hardware, curtain rods, curtain rod hardware; television antenna, television rotor; couplings for automatic washers and dryers, etc.; radiator covers; cornices; carpeting, linoleum and floor covering that is secured, glued or nailed; and trees, shrubbery, plantings now in or on the property, if any; and any remaining heating and cooking fuels stored on the premises at the time of settlement, unless specifically excepted in this Agreement, shall be included in the sale and purchase price.  None of the above-mentioned items shall be removed by Seller from premises after the date of this Agreement except the heating and cooking fuels used by Seller for normal and customary residential purposes.  Seller hereby warrants that it will deliver good title to all the articles described in this paragraph and any other fixtures or items of personality specifically scheduled and to be included in this sale at the time of delivery of possession of the property.

17.           ASSESSMENTS:  Seller covenants and represents, as of the approval date of this Agreement of Sale, that no assessments for public improvements have been made against the premises which remain unpaid and that no notice by any governmental or other public authority has been served upon the Seller or anyone on the Seller's behalf, including notices relating to violations of house, building, safety or fire ordinances which remain uncorrected unless otherwise specified herein.  Seller shall remain responsible for any notices served upon the Seller after the approval date of this Agreement and before closing, and shall be responsible for the payment of any assessments and charges hereinafter made for any public improvements and work in connection therewith done before the signing of this Agreement.  Seller shall immediately notify Buyer in the event Seller receives any notices after the date of this Agreement involving work to be done or assessments to be made against the subject property on or after the date of this Agreement.  Seller will be responsible for any improvements, assessments or notices received prior to the date of this Agreement, unless such improvements, assessments or notices are for work to be done after the date of this Agreement of which Buyer is aware as of the date of this Agreement.

18.           ASSIGNMENT:  This Agreement shall be binding upon the respective heirs, executors, administrators, successors and, to the extent assignable, on the assigns of the parties hereto.

19.           MODIFIED TIME OF ESSENCE:  Should performance hereunder not be completed the date above provided for, either party shall thereupon have the right, upon written notice to the other party, to declare time to be of the essence of this Agreement and to fix a date, time and place of final settlement.  Such notice shall be given not less than twenty (20) days prior to such date of final settlement.  Each party shall complete performance hereunder strictly in accordance with the terms of said notice.

20.           HAZARDOUS MATERIALS AND ENVIRONMENTAL CONTINGENY:  Seller represents, warrants and covenants, to its knowledge:
(a)           that the above described property contains no Hazardous Materials, as defined hereafter, on, from or affecting the above-described property in any manner which violates federal, state or local laws, ordinances, rules, regulations, or policies, governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials.
(b)           that the above-described property contains no RADON gas and contains no Urea-formaldehyde foam insulation, asbestos, or lead-based paint.
(c)           that there are not now and will not be at closing any other conditions on the above described property which constitute a violation of any other federal, state or local laws, ordinances, rules, regulations or policies, governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of any other materials.

21.           ENTIRE AGREEMENT:  This Agreement constitutes the entire contract between the parties hereto and there are no other understandings, oral or written, relating to the subject matter hereof.  This Agreement may not be changed, modified or amended, in whole or in part, except in writing, signed by all parties.
Whenever used in this Agreement, the singular shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.  Headings are inserted for convenience only and shall not form part of the text of this Agreement.

22.           BINDING EFFECT:  This Agreement and all of its terms and conditions shall extend to and be binding upon the parties hereto and upon their respective heirs, executors, administrators, successors and assigns.

THIS IS A LEGALLY BINDING CONTRACT.  IF NOT FULLY
UNDERSTOOD, CONSULT YOUR ATTORNEY PRIOR TO SIGNING.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above-written.

ATTEST:	QUEEN CUTLERY COMPANY
A/K/A THE QUEEN CUTLERY COMPANY

/s/Cari L. Jaroslawsky, Treasurer (SEAL)
SELLER

ATTEST:	DANIELS FAMILY CUTLERY CORPORATION

/s/Kenneth R. Daniels (SEAL)
BUYER